Exhibit 99.4(h)

MUTUAL OF AMERICA
CAPITAL MANAGEMENT

MUTUAL OF AMERICA

CAPITAL MANAGEMENT CORPORATION

320 PARK AVENUE
NEW YORK, NY 10022-6839
June 22, 2005	212 224 1600
212 224 2500 FAX

Via Fax to 330-668-2901 and Courier

Mr. James Oelschlager

Chairman and Chief Investment Officer

Oak Associates, Ltd.

3875 Embassy Parkway

Suite 250

Akron, OH 44333

Re: Subadvisory Agreements

a.                 Dated May 1, 1996 as to Mutual of America Institutional Funds, Inc., and

b.                Dated May 2, 1994 as to Mutual of America Investment Corporation (Collectively, the “Subadvisory Agreements”)

Dear Jim:

This is to advise that, under Paragraph 8(b) of each of the Subadvisory Agreements, Mutual of America Capital Management Corporation (the “Adviser”) hereby terminates both of the Subadvisory Agreements, effective Friday, August 26, 2005.

I trust that you and your staff will cooperate with the Adviser to effect an orderly transition to the Adviser of the management of the portfolios you have managed under the Subadvisory Agreements.

I wish you the best of luck in the future.

Very truly yours,

MUTUAL OF AMERICA CAPITAL MANAGEMENT CORPORATION

By:	/s/ Manfred Altstadt
Manfred Altstadt
President and Chief Executive Officer

MUTUAL OF AMERICA CAPITAL MANAGEMENT CORPORATION
A SUBSIDIARY OF MUTUAL OF AMERICA LIFE INSURANCE COMPANY